Exhibit 10.16

EMPLOYMENT CONTRACT

Between

LiqTech Holding A/S

Industriparken 22c

2750 Ballerup

CVR no.: 25 12 10 31

(hereinafter referred to as "the Company")

and

Phillip Massie Price

Strandgårdsvej 50

4000, Roskilde

(hereinafter referred to as "the Employee")

the following has been agreed upon on today's date:

1 - Title

Head of Finance

2 - Start Date From 01-03-2022

3 - Scope of Responsibilities

The Employee, with reference CFO, Simon Seidelin Stadil is responsible for tasks related to The Financial organization.

The Employee's scope of work and responsibilities are outlined in the attached job description.

4 - Working Hours & Capacity

The weekly working hours amount to 37 hours per week excluding lunch.

The Employee is obligated to dedicate their full working capacity in the Company's interest. However, the Employee has the right to take on minor tasks as long as it does not diminish their work capacity in the Company. If this work conflicts with the Company's interests, approval must always be obtained in advance.

LiqTech Holding A/S Industriparken 22c 2750 Ballerup, Denmark	+45 7020 7258 info@liqtech.com liqtech.com

5 - Confidentiality & Return of Materials

The Employee is bound by confidentiality regarding all information obtained during the course of their employment with the Company, unless it concerns matters that by their nature must be disclosed to third parties.

This confidentiality obligation also applies after the Employee leaves the Company.

Upon actual termination of employment, regardless of the reason, all materials belonging to the Company and in the possession of the Employee must be returned to the Company. The Employee cannot exercise any retention rights over materials belonging to the Company.

The Employee must not be indebted to the Company.

6 - Salary

The monthly salary is 68.500 DKK. The salary is paid monthly in arrears and is paid no later than the last working day of the month.

Salary negotiations will be initiated for the first time on October 1, 2022. Any adjustments will come into effect in January 2023.

Thereafter, salary negotiations will occur annually in the month of March, with effect from March onwards.

Overtime is not separately compensated but is included in the agreed-upon salary.

7 - Pension

The Employee participates in the Company's pension scheme and contributes 4% of their monthly salary as their own pension contribution. The Company contributes 8%.

8 - Code of Conduct and Ethics

Upon employment, the Employee has been made aware of the Code of Conduct and Ethics for LiqTech International Inc., of which the Company is a part. The Code of Conduct and Ethics can be found at www.LiqTech.com.

LiqTech Holding A/S Industriparken 22c 2750 Ballerup, Denmark	+45 7020 7258 info@liqtech.com liqtech.com

9 - Insider Trading Policy

Upon employment, the Employee has been made aware of the Insider Trading Policy, and the document is attached to this employment contract for signature.

10 - PC, Internet, Mobile Phone, Telephone, Newspapers, and Magazines

Upon employment, the Employee will be provided with a telephone and PC.

The tax consequences thereof will apply in accordance with the relevant legislation.

11 - Travel, Representation, and Further Education

The Employee's expenses related to travel and representation in the Company's interest will be reimbursed by the Company upon submission of receipts.

The Employee's use of their own car for Company purposes will be compensated according to the prevailing rates set by the state.

12 - Vacation & Discretionary days off

The Employee's rights and obligations regarding vacation are determined by the prevailing holiday law.

The Employee must plan the timing of their vacation with consideration for the Company's interests. Vacation requests must always be approved by the immediate supervisor.

After 9 months of employment, the Employee accrues the right to 5 discretionary days off.

13 - Illness

The Employee receives salary during illness. Absence due to illness must be reported to the Company as soon as possible and no later than the start of normal working hours.

14 - Prolonged Illness

If, within a period of 12 consecutive months, the Employee has received salary during illness for a total of 120 days, the Company is entitled to terminate the employment with 1 month's written notice, effective at the end of a month.

The validity of the termination is conditional upon it being made immediately upon the expiration of the 120 sick days, and while the Employee is still ill, whereas the validity is not affected by the Employee returning to work after the termination.

LiqTech Holding A/S Industriparken 22c 2750 Ballerup, Denmark	+45 7020 7258 info@liqtech.com liqtech.com

15 - Termination

The employment relationship can be terminated in writing by both the Company and the Employee in accordance with the prevailing white-collar worker law.

A mutual notice period of 14 days is agreed upon during the first 3 months of the contract, which is considered as a probationary period.

16 - Breach

Should the Company or the Employee substantially breach their obligations under this contract or the relevant conditions under which it was entered into, the other party may terminate the contract without notice or terminate it at a arbitrarily determined time.

If the termination or resignation is due to the Employee's material breach, the Employee is entitled to salary only until the date of termination. The party that has breached its obligations is obliged to compensate for any losses incurred by the other party due to the breach.

The Employee's violation of the provisions in clauses 5, 8, 9, and 13 is considered a substantial breach.

17 - Disputes

Any disputes between the Company and the Employee arising from the employment relationship established by this contract shall first be attempted to be resolved through negotiation. If the parties cannot reach an agreement, the dispute shall be settled by the Danish courts in accordance with Danish law.

18 - Miscellaneous

All matters not regulated under this agreement shall be governed by the general provisions of the Salaried Employees Act.

LiqTech Holding A/S Industriparken 22c 2750 Ballerup, Denmark	+45 7020 7258 info@liqtech.com liqtech.com

19 - Signatures

This contract is executed in two signed copies, one of which shall remain with the Company, while the other is provided to the Employee.

Hobro, January 28th 2022.

For the Company	Employee

/s/ Simon Seidelin Stadil	/s/ Phillip Massie Price
CFO, Simon Seidelin Stadil	Phillip Massie Price

LiqTech Holding A/S Industriparken 22c 2750 Ballerup, Denmark	+45 7020 7258 info@liqtech.com liqtech.com